BT European Equity Fund 10f3 Transactions Q4 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Deutsche Boerse	AWD	Entrium Direkt
Underwriters
Years of continuous operation, including predecessors	>3 years	>3 years
Security	Deutsche Boerse	AWD	Entrium Direkt
Is the affiliate a manager or co-manager of offering?
Name of underwriter or dealer from which purchased
Firm commitment underwriting?	yes
Trade date/Date of Offering	2/5/2001	Nov., 2000	Sept. 1999

Total amount of offering sold to QIBs	-
Total amount of any concurrent public offering	EUR 1,098,800,000	EUR 486,000,000	EUR 176,880,000
Total	EUR 1,098,800,000	EUR 486,000,000	EUR 176,880,000

Public offering price	EUR 335	EUR 54	EUR 16.5
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	EUR 6.5325 (1.95%)

Shares purchased	329	n/a	n/a
Amount of purchase	EUR 110,215	n/a	n/a

% of offering purchased by fund	0.01%	n/a	n/a
% of offering purchased by associated funds	0.33%	n/a	n/a
Total (must be less than 25%)	0.34%	n/a	n/a